Filed pursuant to Rule 433
dated August 10, 2011
Relating to
Preliminary Pricing Supplement dated August 10, 2011 to
Prospectus Supplement dated November 18, 2009 and
Prospectus dated November 26, 2008
Registration Statement No. 333-155732

Pricing Term Sheet for 0.850% Secured Medium-Term Notes, Series G due 2014

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series G

Issuer: Public Service Electric and Gas Company	Interest Rate: 0.850% per annum
Trade Date: August 10, 2011	Interest Payment Dates: February 15 and August 15,
Original Issue Date/Settlement Date: August 16, 2011,	commencing February 15, 2012
which is the fourth business day following the Trade	Redemption: As specified in Preliminary Pricing
Date. Accordingly, purchasers who wish to trade the	Supplement dated August 10, 2011. Make Whole to
Notes on the date hereof will be required, because the	be determined at a discount rate equal to the Treasury
Notes will not initially settle in T+3, to specify an	Rate plus 10 basis points (0.10%).
alternative settlement date at the time of such trade to	Maturity Date: August 15, 2014
prevent a failed settlement and should consult their	CUSIP: 74456QAY2
own advisors.	Joint Book-Running Managers:
Principal Amount: $250,000,000	J.P. Morgan Securities LLC ($117,500,000)
Price to Public: 99.941% of Principal Amount, plus	RBS Securities Inc. ($117,500,000)
accrued interest, if any, from August 16, 2011 if	Co-Manager:
settlement occurs after that date	Toussaint Capital Partners, LLC ($15,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling J.P. Morgan Securities LLC at 1-212-834-4533 or RBS Securities Inc. at 1-866-884-2071.